Exhibit 99.1

For immediate release:	Media Contact:
December 17, 2013	Andrew Topen
(212) 733-1338

Investor Contact:
Chuck Triano
(212) 733-3901

Pfizer Names Albert Bourla Group President; Vaccines, Oncology And Consumer Healthcare Business
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Susan Silbermann Named President And General Manager, Global Vaccines Business
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By Mutual Agreement, Amy Schulman Steps down as General Counsel and member of Pfizer’s Executive Leadership Team; Will Not Assume Role as Head of Vaccines, Oncology and Consumer Healthcare Business

NEW YORK, N.Y., December 17 – Pfizer Inc. (NYSE: PFE) named Albert Bourla as Group President of the Vaccines, Oncology and Consumer Healthcare business effective January 1, 2014.

“Albert has 20 years of experience at Pfizer and has held senior global positions across a range of markets and disciplines within the company,” said Ian Read, Pfizer Chairman and CEO.  “He has a track record for delivering solid business results and most recently has been responsible for building a strong post-patent business.”

Susan Silbermann is named President and General Manager, Global Vaccines business also effective January 1, 2014.  “For the past year and a half Susan has led the vaccines portfolio within the Specialty Care business,” said Mr. Read.  “Her experience in key global markets that represent potential growth opportunities will greatly benefit the Vaccines business.”

Amy Schulman and Pfizer have agreed to separate.  As a result of that mutual agreement, Ms. Schulman will not be assuming the role of Group President of Vaccines, Oncology and Consumer Healthcare and is stepping down from the Company's Executive Leadership Team, including as General Counsel and Business Unit Lead for the Consumer Healthcare business unit.  She will remain at the Company for a transition period.  We thank Amy for the past five years of hard work and many contributions, and we wish her well in her future endeavors.

Doug Lankler, who was to become General Counsel on January 1, and Rady Johnson who was to become Chief Compliance and Risk Officer on January 1, both assume their new positions immediately.

On January 1, the company will begin operating with three commercial businesses -- the Global Innovative Pharmaceutical business, led by Geno Germano; the Global Established Pharmaceutical business, led by John Young; and the Vaccines, Oncology and Consumer Healthcare business led by Albert Bourla.  The company remains on track to provide a 2014 baseline management view of profit and loss for each of these businesses, starting with the Q1 2014 quarterly results.

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